PAUL FRAMPTON EMPLOYMENT AGREEMENT

This Employment Agreement by and between Paul Frampton (“Frampton”) and ForeverGreen International, LLC, a Utah company located at 972 North 1430 West, Orem, Utah 84057, effective as of March 1, 2007 (the “Agreement”), incorporates and includes the signed Non-Disclosure and Non-Compete Agreement dated March 12, 2007 as well as the signed Employee Handbook.  This Agreement supersedes, revokes and replaces any and all previous employment agreements or contracts including, but not limited to, the Paul Frampton Employment Contract dated 18 October 2005.

1.

Frampton Position and Duties to ForeverGreen.  Frampton has served and agrees to continue to serve as Vice President of International and to provide ForeverGreen with the customary services associated with such position including, but not limited to, the development of new markets, distributor leaders, distributor relationships and any other services as may be assigned by the CEO or another officer of ForeverGreen.

2.

Business Confidentiality.  Frampton acknowledges that he has confidential information related to the ForeverGreen business and ForeverGreen distributors including vendor names and contact information as well as distributor names and contact information.  Other than to grow and support ForeverGreen, Frampton agrees to not use or disclose any such confidential information.

3.

Non-Solicitation.  Frampton agrees that he shall not solicit or recruit any member or distributor of ForeverGreen into any other Multi-Level Marketing (MLM) or Network Marketing Company unless said distributor has terminated their distributor position with ForeverGreen for at least a one year period of time.

4.

Compensation.  Frampton is an at-will salary employee under the laws of the State of Utah.  In addition to any agreed upon salary compensation between ForeverGreen and Frampton, ForeverGreen shall grant twenty seven thousand, five hundred and thirty six (27,536) shares of the ForeverGreen business at the end of each full year of employment for the first four complete years of employment until Frampton shall own a total of one hundred ten thousand, one hundred forty four shares (110,144) of ForeverGreen ownership.   In order to receive the share compensation, Frampton must remain an employee in good standing and ForeverGreen must be profitable as a company.  Further, Frampton shall participate in the employee stock option plan while he remains an employee with ForeverGreen and receive any other benefits accorded to his position in ForeverGreen.

5.

Assignment and Amendment.  This Agreement may not be assigned by any party without the prior written consent of ForeverGreen.  This Agreement may not be changed, amended, discharged, or modified without the mutual written agreement of both parties.

6.

Default, Breach and Violation.  If either party defaults, breaches or violates this Agreement, and a dispute arises to enforce the terms hereof, the prevailing party shall be entitled to reimbursement from the other party of all costs, including attorney's fees and costs incurred to enforce the terms of this Agreement.  The failure of either party to enforce any right, term or provision contained in this Agreement shall not thereafter waive the right of such party to later enforce any term or provision hereof.

7.

Governing Law and Jurisdiction.  This Agreement shall be interpreted and enforced pursuant to the laws and jurisdiction of Utah of the United States of America.

8.

Severability.  If any provision of this Agreement is for any reason held to be excessively broad as to time, duration, geographic scope, activity or subject, it shall be construed by limiting such and reducing it, so as to be reasonable and enforceable to the greatest extent permitted by applicable law.  Further, if any provision of this Agreement is found to be void or invalid, such provision shall not adversely affect the validity of the remaining provisions of this Agreement and shall be severable from the Agreement without invalidating or nullifying any other term or provision hereof.

IN WITNESS WHEREOF, Frampton and ForeverGreen agree to this Paul Frampton Employment Agreement and execute this document as of the date first above written.

FOREVERGREEN INTERNATIONAL, LLC.

PAUL FRAMPTON

 (“ForeverGreen”)

(“Frampton”)

    /s/ Chris Patterson

/s/ Paul Frampton

By:  Chris Patterson

Individually

Its:  COO, General Counsel

/s/ Robert Reitz

By:  Robert Reitz

Its:  CFO